Exhibit 4.1

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of November 18, 2020, between Tidewater Inc., a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the indenture referred to below.

RECITALS

WHEREAS, the Issuer and the Guarantors heretofore executed and delivered to the Trustee and Collateral Agent an indenture, dated as of July 31, 2017 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 8.00% Senior Secured Notes due 2022 (the “Notes”), initially in an aggregate principal amount of $350,000,000;

WHEREAS, Section 10.02 of the Indenture provides that the Indenture may be amended or supplemented, and compliance with provisions of the Indenture waived, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class;

WHEREAS, the Issuer proposes (a) to amend and supplement the Indenture (the “Proposed Amendments”) and (b) to waive compliance with the Indenture requirement that the Issuer make an Asset Sale Offer in the amount of the net proceeds realized from certain Asset Sales (as further described in Section 2.4 below, the “Waiver”), and has solicited consents to the Proposed Amendments and Waiver (the “Consent Solicitation”) from holders of the Notes (the “Holders”), upon the terms and subject to the conditions set forth in that certain Consent Solicitation Statement, dated November 3, 2020 (as the same may be amended, supplemented or modified, the “Consent Solicitation Statement”);

WHEREAS, the Issuer has received and delivered to the Trustee evidence of the requisite consents to effect the Proposed Amendments and Waiver under the Indenture with respect to the Notes;

WHEREAS, the Issuer has delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel to the effect that this Fourth Supplemental Indenture complies with the requirements of Article 10 of the Indenture;

WHEREAS, the Issuer has requested that the Trustee and Collateral Agent execute and deliver this Fourth Supplemental Indenture; and

WHEREAS all requirements necessary to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I
DEFINITIONS

Section 1.1.     Relation to Indenture. This Fourth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2.       Definition of Terms. For all purposes of this Fourth Supplemental Indenture:

(a)     Capitalized terms used herein without definition shall have the meanings set forth in the Indenture;

(b)     a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(c)     the singular includes the plural and vice versa; and

(d)     headings, subheadings and captions are for convenience of reference only and do not affect interpretation.

ARTICLE II
AMENDMENTS AND WAIVER

Section 2.1.     Amendments to and Waiver under Indenture. Effective and operative as of the times set forth in Section 3.01 of this Fourth Supplemental Indenture, the Proposed Amendments and Waiver, as set forth in this Article 2, shall apply to the Notes and be effective.

Section 2.2.     Definitions.

(a)     Section 1.01 of the Indenture is hereby amended by amending and restating the definition of “Consolidated EBITDA” to read as follows:

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Issuer and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus or minus, as applicable, the following to the extent deducted or included, as the case may be, in calculating such Consolidated Net Income, in each case of or by the Issuer and its Subsidiaries for such Measurement Period: (a) Consolidated Book Interest Expense, (b) direct and indirect Federal, state, local and foreign income tax expense (including, for the avoidance of doubt, withholding tax expense on any bareboat charter to an unconsolidated joint venture), net of any Federal, state, local and foreign income tax credits, (c) depreciation and amortization expense, (d) any non-recurring gains or losses which do not represent a cash item in such period or any future period, including, without limitation, any revaluation of compensation paid in equity, (e) any costs and expenses directly incurred in connection with the negotiation and entry by the Issuer and/or any Subsidiaries, as applicable, into (A) this Indenture and the other agreements and documents delivered in connection therewith, (B) the Troms Credit Agreement, (C) the Security Documents, (D) the refinancing of certain outstanding Indebtedness of the Issuer and its Subsidiaries in connection with the foregoing and (E) the consummation of the foregoing, (f) any fees, costs and expenses incurred pursuant to Section 14.24 of this Indenture, (g) non-cash expenses in connection with expensing stock options or other equity compensation grants, and (h) fees, expenses, or restructuring charges (including, without limitation, professional fees, severance costs, retention bonuses and management and operational transition fees and expenses), related to a (i) reduction in force or (ii) business acquisition or a business Disposition, whether effected by merger, consolidation, asset sale, share acquisition or otherwise (including, for the avoidance of doubt, any Disposition, or acquisition from a Person that is not a manufacturer thereof, of two or more vessels in a single transaction or series of related transactions).

“Troms Credit Agreement” means that certain Amended and Restated Term Loan Facility Agreement, originally dated as of May 25, 2012 (as amended and restated by an amendment and restatement agreement no. 4 as of the Issue Date, and as further amended, restated, supplemented or otherwise modified from time to time in compliance with Section 4.11) entered into between (a) Troms Offshore Supply AS, as borrower, (b) the Troms Lenders, (c) the Issuer and its wholly owned Domestic Subsidiaries as corporate guarantors, (d) DNB Bank ASA, Grand Cayman Branch as bank guarantor, (e) the Troms Agent, and (f) DNB Markets, Inc. as arranger and bookrunner.

(b)     Section 1.01 of the Indenture is hereby amended by adding in alphabetical order therein the new definition of “Consolidated Book Interest Expense” to read as follows:

“Consolidated Book Interest Expense” means, for any period, for the Issuer and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all interest expense, amortization of premiums, discounts, fees, charges and related expenses of the Issuer and its Subsidiaries in connection with borrowed money (including capitalized interest and the implied interest component of Synthetic Lease Obligations) or in connection with the deferred purchase price of assets, in each case and, with respect to all of the foregoing, to the extent accounted for as interest in accordance with GAAP, and (b) the portion of rent expense under a finance lease that is treated as interest in accordance with GAAP.

Section 2.3.     Covenants.

(a)     Section 4.01(b)(viii) of the Indenture is hereby amended and restated to read as follows:

(viii) Restricted Payments by the Issuer and each Subsidiary to repay, purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness under the Troms Credit Agreement and the guarantees in respect thereof (i) with the proceeds of any Indebtedness incurred pursuant to Section 4.03(b)(xv), or (ii) in an amount not to exceed an aggregate principal amount of $45,000,000; and

(b)     Sections 4.10(a) and (b) of the Indenture are hereby amended and restated to read as follows:

Section 4.10(a): Consolidated Interest Coverage Ratio. The Issuer shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Issuer to be less than the ratio set forth below opposite such fiscal quarter (except that where no ratio is set forth below, then no Minimum Consolidated Interest Coverage Ratio shall apply):

Minimum Consolidated Interest Coverage Ratio	Fiscal Quarter Ending
June 30, 2017 through March 31, 2019	N/A
June 30, 2019	0.50:1.00
September 30, 2019	0.75:1.00
December 31, 2019	1.00:1.00
March 31, 2020	1.00:1.00
June 30, 2020	1.00:1.00
September 30, 2020	1.00:1.00
December 31, 2020	1.00:1.00
March 31, 2021	1.00:1.00
June 30, 2021	Waived (no requirement)
September 30, 2021	Waived (no requirement)
December 31, 2021	Waived (no requirement)
March 31, 2022 and thereafter	1.50:1.00

(b)      Minimum Liquidity. The Issuer (i) shall not permit the sum of (A) Liquidity of the Notes Parties plus (B) any amounts available but not drawn under any revolving credit facilities of the Issuer or any of its Subsidiaries, at any time to be less than $25,000,000 in excess of the amount of cash pledged by the Notes Parties to secure letters of credit and other performance-related obligations, and (ii) shall not permit the sum of (A) Liquidity of the Issuer and any of its Subsidiaries plus (B) any amounts available but not drawn under any revolving credit facility of the Issuer or any of its Subsidiaries, at any time to be less than $50,000,000 (inclusive of the amount of cash pledged to secure letters of credit and other performance related obligations).

(c)     Section 4.11 of the Indenture is hereby amended and restated to read as follows:

Section 4.11. Troms Credit Agreement. The Issuer shall not, and shall not permit any of its Subsidiaries to, (a) amend, modify or change in any manner any term or condition of the Troms Credit Agreement applicable to any Notes Party other than to (i) contain corresponding analogous provisions to those included in the Third Supplemental Indenture, the Fourth Supplemental Indenture or any subsequent supplemental indenture adopted in accordance with the terms of the Indenture, or (ii) cure any ambiguity, defect or inconsistency thereunder, or (b) take any other action in connection with the Troms Credit Agreement that would impair the value of the interest or rights of any Notes Party thereunder or that would impair the rights or interests of any Agent or any Holder.

Section 2.4.     Waiver of Asset Sale Offer Requirement. Any requirement pursuant to Section 4.04 of the Indenture that the Issuer (a) make an Asset Sale Offer in respect of net proceeds received from Asset Sales occurring from and after June 14, 2019, and prior to November 3, 2020, or (b) maintain Excess Proceeds received from Asset Sales occurring from and after June 14, 2019, and prior to November 3, 2020, on deposit in the Excess Proceeds Account is hereby permanently and irrevocably waived. The amount of Excess Proceeds in respect of Asset Sales occurring from and after June 14, 2019, and prior to November 3, 2020, may be withdrawn from the Excess Proceeds Account and shall no longer constitute Excess Proceeds.

ARTICLE III
MISCELLANEOUS

Section 3.1.     Effectiveness.

(a)     This Fourth Supplemental Indenture shall become effective and binding, but not operative, on the Issuer, the Guarantors, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture as of the date hereof.

(b)     The Proposed Amendments and Waiver, as set forth in Article 2 hereof, shall become operative with respect to the Notes at such time that the following conditions (the “Additional Conditions”) are satisfied or otherwise waived by the Issuer:

(1)     the Issuer shall have made the payment of the Consent Payment (as defined in the Consent Solicitation Statement);

(2)     the Issuer, the Guarantors, the Trustee and the Collateral Agent (as defined below), as applicable, shall have executed this Fourth Supplemental Indenture to give effect to the Proposed Amendments and Waiver;

(3)     there has not been any existing or proposed law or regulation that would, and there has not been any injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding, if adversely determined) would, in the Issuer’s sole discretion, make unlawful, invalid or inadvisable or enjoin or delay the Consent Solicitation, the implementation of the Proposed Amendments, the effectiveness of the Waiver, the entering into this Fourth Supplemental Indenture or the payment of the Consent Payment or question the legality or validity of any thereof; and

(4)     none of the Trustee, the Collateral Agent nor any Holder shall have objected in any respect to or taken action that could, in the Issuer’s sole discretion, adversely affect the consummation of the Consent Solicitation, the implementation of the Proposed Amendments, the effectiveness of the Waiver, the entering into this Fourth Supplemental Indenture or the payment of the Consent Payment, and there shall not have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (and there shall not have been any material adverse development with respect to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Consent Solicitation that, in the Issuer’s sole discretion either (a) is, or is likely to be, materially adverse to the Issuer’s business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or (b) would or might prohibit, prevent, restrict or delay consummation of the Consent Solicitation, the implementation of the Proposed Amendments, the effectiveness of the Waiver, the entering into this Fourth Supplemental Indenture or the payment of any Consent Payment.

(c)     The Issuer will provide written notice (which may be by e-mail) to the Trustee and the Collateral Agent of the satisfaction of the Additional Conditions and upon the occurrence of the operative date of this Fourth Supplemental Indenture.

(d)     Upon becoming operative (and not before), all provisions of this Fourth Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture with respect to the Notes and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Fourth Supplemental Indenture with respect to the Notes, unless the context otherwise requires. Upon becoming operative (and not before), the Indenture as amended and supplemented by this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes.

(e)     The Issuer, in its sole discretion, may determine that this Fourth Supplemental Indenture shall have no effect, shall not become operative, and that the Proposed Amendments shall not constitute a part of the Indenture and that the Waiver shall not take effect by providing notice to such effect to the Trustee.

Section 3.2.     Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.3.     Trustee and Collateral Agent Not Responsible for Recitals. The recitals herein contained are made by the Issuer and not by the Trustee or the Collateral Agent, and neither the Trustee nor the Collateral Agent assumes any responsibility for the correctness thereof. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 3.4.     Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREUNDER THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION. IF A PARTY INCORPORATED IN THE NETHERLANDS IS REPRESENTED BY AN ATTORNEY IN CONNECTION WITH THE SIGNING AND/OR EXECUTION OF THIS FOURTH SUPPLEMENTAL INDENTURE (INCLUDING BY WAY OF ACCESSION TO THIS FOURTH SUPPLEMENTAL INDENTURE) OR ANY OTHER AGREEMENT, DEED OR DOCUMENT REFERRED TO IN OR MADE PURSUANT TO THIS FOURTH SUPPLEMENTAL INDENTURE, IT IS HEREBY EXPRESSLY ACKNOWLEDGED AND ACCEPTED BY THE OTHER PARTIES TO THIS FOURTH SUPPLEMENTAL INDENTURE THAT THE EXISTENCE AND EXTENT OF THE ATTORNEY’S AUTHORITY AND THE EFFECTS OF THE ATTORNEY’S EXERCISE OR PURPORTED EXERCISE OF HIS OR HER AUTHORITY SHALL BE GOVERNED BY THE LAWS OF THE NETHERLANDS.

Section 3.5.     Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.6.     Execution in Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by fax or .pdf transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto.

Section 3.7.     The Trustee and the Collateral Agent. Wilmington Trust, National Association is entering into this Fourth Supplemental Indenture solely in its capacity as Collateral Agent and as Trustee under the Indenture. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Fourth Supplemental Indenture. This Fourth Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. The recitals above shall constitute statements of the Issuer, and neither the Trustee nor the Collateral Agent assume any responsibility for their accuracy.

Section 3.8.     Benefits Acknowledged. The Guarantors acknowledge that they will receive direct and indirect benefits from this Fourth Supplemental Indenture and that the guarantee and waivers made by it pursuant to their respective Guarantee are knowingly made in contemplation of such benefits.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Fourth Supplemental Indenture to be duly executed as of the date first written above.

TIDEWATER INC.

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	President and Chief Executive Officer

GULF FLEET SUPPLY VESSELS, L.L.C.
HILLIARD OIL & GAS, INC.
JAVA BOAT CORPORATION
PAN MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
POINT MARINE, L.L.C.
QUALITY SHIPYARDS, L.L.C.
S.O.P., INC.
TIDEWATER GOM, INC.
TIDEWATER MARINE, L.L.C.
TIDEWATER MARINE FLEET, L.L.C.
TIDEWATER MARINE HULLS, L.L.C.
TIDEWATER MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
TIDEWATER MARINE SAKHALIN, L.L.C.
TIDEWATER MARINE SHIPS, L.L.C.
TIDEWATER MARINE VESSELS, L.L.C.
TIDEWATER MARINE WESTERN, LLC
TIDEWATER SUBSEA, L.L.C.
TIDEWATER SUBSEA ROV, L.L.C.
TIDEWATER VENTURE, INC.
TWENTY GRAND (BRAZIL), L.L.C.
TWENTY GRAND MARINE SERVICE, L.L.C.
ZAPATA GULF MARINE, L.L.C.

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	Director

[Signature page to Fourth Supplemental Indenture]

TIDEWATER CORPORATE SERVICES, L.L.C.

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	Director

TIDEWATER MEXICO HOLDING, L.L.C.

By:	/s/ Daniel A. Hudson
Name:	Daniel A. Hudson
Title:	Vice President and Secretary

TIDE STATES, L.L.C.

By:	Tidewater Marine, L.L.C.
Its:	Manager

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	Director

TIDE STATES VESSELS, L.L.C.

By:	Tidewater Marine, L.L.C.
Its:	Manager

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	Director

[Signature page to Fourth Supplemental Indenture]

GULFMARK MANAGEMENT, INC.
GORGON NEWCO, LLC
GOMI HOLDINGS, INC.
GULFMARK CAPITAL, LLC
GULFMARK FOREIGN INVESTMENTS LLC
GM OFFSHORE, INC.
GULFMARK AMERICAS, INC.
GULFMARK THAILAND, LLC

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	Director

MARE ALTA DO BRASIL
NAVEGACAO LTDA.

By:	/s/ Maria Esposito
Name:	Maria Esposito
Title:	Director General

TIDEWATER INVESTMENT
COOPERATIEF U.A.

By:	/s/ Wolfgang Out
Name:	Wolfgang Out
Title:	Managing Director A

By:	/s/ Ewan McIntosh Geddes
Name:	Ewan McIntosh Geddes
Title:	Managing Director B

[Signature page to Fourth Supplemental Indenture]

IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Fourth Supplemental Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Hallie E. Field
Name:	Hallie E. Field
Title:	Vice President

[Signature page to Fourth Supplemental Indenture]